Exhibit 21

                         Subsidiaries of the Registrant

Name Under Which Subsidiary Does         State or Other Jurisdiction of
                  Business               Incorporation or Organization

ATA Airlines, Inc.                       Indiana
Ambassadair Travel Club, Inc.            Indiana
ATA Leisure Corp.                        Indiana
Amber Travel, Inc.                       Indiana
America Trans Air ExecuJet, Inc.         Indiana
ATA Cargo, Inc.                          California
Chicago Express Airlines, Inc.           Georgia